EXHIBIT 10.20 (b)

EMPLOYMENT CONTINUATION AGREEMENT

THIS AGREEMENT between Crown American Properties, L.P., a Delaware limited partnership (the "Company"), and (the "Executive"), dated as of as of this 25th day of February, 2002 .

W I T N E S S E T H:

WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company or Crown American Realty Trust (the "REIT"), continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders;

WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances;

WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, it is hereby agreed by and between the Company and the Executive as follows:

1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Effective Date"), provided that, except as provided in Section 1(b), if the Executive is not employed by the Company on the Effective Date, this Agreement shall be void and without effect.

(b) Termination of Employment Following a Potential Change of Control. Notwithstanding Section 1(a), if (i) the Executive's employment is terminated by the Company without Cause (as defined in Section 6(c)) or by the Executive with Good Reason (as defined in Section 6(d)) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within six months of such termination, the Executive shall be deemed, solely for purposes of determining the Executive's rights under this Agreement, to have remained employed until the Effective Date and to have been terminated by the Company without Cause immediately after this Agreement becomes effective.

2. Definitions.

(a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor rule thereto) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor rule thereto) of securities or interests of the REIT or the Company entitling such Person to 30% or more of the combined voting power of the then outstanding voting securities of the REIT entitled to vote generally in the election of trustees (the "Voting Power") or 30% or more of the ownership interests of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute or cause a Change in Control: (A) any acquisition directly from the REIT following which the members of the Board of the REIT continue to be comprised of at least 51% of Continuing Trustees, (B) any acquisition by the Company or the REIT, or (C) any acquisition of beneficial ownership of securities or interests of the REIT or the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or the REIT or by any corporation controlled by the REIT; or

(ii) Completion of a tender offer to acquire securities of the REIT entitling the holders thereof to 30% or more of the Voting Power of the REIT, excepting any acquisitions specified in subsection (i), above, that do not constitute a Change of Control; or

(iii) A successful solicitation subject to Rule 14a-11 under the Exchange Act relating to the election or removal of 50% or more of the members of any class of the Board of the REIT shall be made by any Person other than the REIT or less than 51% of the members of the Board of the REIT shall be Continuing Trustees; or

(iv) The occurrence of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company or the REIT, and as a result of which the partners or shareholders of the Company or the REIT, respectively, immediately prior to such transaction do not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power, in the case of the REIT, or a majority of the ownership interests, in the case of the Company, of (i) in the case of a merger or consolidation, the surviving or resulting company, (ii) in the case of a share exchange, the acquiring company, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring company which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company or the REIT immediately prior to the transaction.

(b) Potential Change of Control. For the purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if:

(i) a Person commences a tender offer (with adequate financing) for securities representing at least 30% of the Voting Power of the REIT's securities or announces or otherwise makes known a bona fide intent to commence such a tender offer, excepting any offers that, if completed, would result in an acquisition not constituting a Change of Control; or

(ii) the Company or the REIT enters into an agreement the consummation of which would constitute a Change of Control; or

(iii) there is commenced a solicitation of proxies for the election of trustees of the REIT by anyone other than the REIT which solicitation, if successful, would effect a Change of Control.

(c) Continuing Trustees. For purposes of this Agreement, "Continuing Trustees" shall mean a trustee of the REIT who either (i) was a trustee of the REIT immediately prior to the Effective Date or (ii) is an individual whose election, or nomination for election, as a trustee of the REIT was approved by a vote of at least two-thirds of the trustees then still in office who were Continuing Trustees (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of trustees of the REIT which would be subject to Rule 14a-11 under the Exchange Act).

3. Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the thirty-six month anniversary of the Effective Date.

4. Position and Duties. (a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority, responsibilities and status shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority, responsibilities and status shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company or the REIT as contemplated by Section 9(b) of this Agreement. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location within 35 miles from such location (or such other distance not in excess of 50 miles as shall be set forth in the Company's relocation policy as in effect immediately prior to the Effective Date).

(b) Business Time. During the Employment Period, the Executive agrees to devote full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which the Executive is entitled.

5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date. The base salary may be increased (but not decreased) at any time and from time to time by action of the Board of the REIT or any committee thereof or any individual having authority to take such action in accordance with the Company's or the REIT's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

(b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period and for each partial fiscal year during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus or partial bonus, as applicable, on terms and conditions substantially no less favorable, in the aggregate, to the Executive (taking into account reasonable changes in the Company's or the REIT's goals and objectives and the consequences of the Change of Control upon the Company's or the REIT's goals, objectives and performance measures) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

(c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives, including stock option or stock incentive plans, at a level that is commensurate with the Executive's opportunity to participate in such plans of the Company or the REIT immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter. During the Employment Period, the Company will offer such plans and programs to the Executive as were in effect and available to the Executive at either the Company or the REIT level immediately prior to the Change of Control or, if more favorable to the Executive when measured against particular plans or programs previously offered, replacement plans or programs.

(d) Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans at either the Company or the REIT level immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter. During the Employment Period, the Company will offer such plans and programs to the Executive as were in effect and available to the Executive immediately prior to the Change of Control or, if more favorable to the Executive when measured against particular plans or programs previously offered, replacement plans or programs. All payments by the Company hereunder excepting payments for Accrued Obligations (as defined in Section 7(a)) shall be taken into account (to the extent permitted by, and consistent with, law and the terms of the applicable plan document) in determining the amount of contributions to be made by or on behalf of the Executive under any tax-qualified defined contribution plan of the Company or the REIT.

(e) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

6. Termination. (a) Death, Disability or Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, termination due to permanent and total disability ("Disability") within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986 (the "Code"), or successor provision, or voluntary retirement under any of the Company's or the REIT's retirement plans as in effect from time to time.

(b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's or the REIT's retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

(c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of, or plea of nolo contendere to, a felony; (ii) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's or the REIT's business or reputation; or (iii) the willful and continued failure by Executive to substantially perform the required duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or Disability or any actual or anticipated failure after the termination by Executive for Good Reason as defined in Section 6(d), below) after a written demand for substantial performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed the required duties.

(d) Good Reason. Following the occurrence of a Change of Control or Potential Change of Control, the Executive may terminate employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control or Potential Change of Control:

(i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority, responsibilities or status as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, responsibilities, authority or status, or any removal of the Executive from or any failure to re-elect the Executive to any position, except in connection with the termination of the Executive's employment due to Cause, Disability, retirement, death or voluntary termination for reasons other than those set forth in this Section 6(d);

(ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) any purported termination of the employment of the Executive by the Company which is not due to the Executive's Disability, death, retirement, for Cause in accordance with Section 6(c) or voluntary termination for reasons other than those set forth in this Section 6(d);

(iv) the Company's requiring the Executive to be based at any office or location more than 35 miles (or such other distance not in excess of 50 miles as shall be set forth in the Company's relocation policy as in effect immediately prior to the Effective Date) from that location at which the Executive performed services specified under the provisions of Section 4 immediately prior to the Change of Control, or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or

(v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 9(b).

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

(e) Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 30 days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

(f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

7. Obligations of the Company upon Termination. (a) Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or the Executive's beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under the Company's or the REIT's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's or the REIT's plans, policies or programs (the "Additional Benefits").

Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

(b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

(c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

(i) Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment for Good Reason, the Company shall pay to the Executive the following amounts:

(A) the Executive's Earned Salary;

(B) a cash amount (the "Severance Amount') equal to two times the sum of the Executive's annual Base Salary; and
    the average of the bonuses payable to the Executive for the two fiscal years of the Company preceding the date of termination; and

(C) the Accrued Obligations.

The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

(ii) Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment for Good Reason, the Executive (and, to the extent applicable, the Executive's dependents) shall be entitled, after the Date of Termination until the earlier of (x) the thirty-six month anniversary of the Date of Termination (the "End Date") and (y) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's or the REIT's employee and executive welfare and fringe benefit plans (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date.

(d) Limit on Payments by the Company.

(i) Application of Section 7(d). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7(d) shall apply to determine the amounts payable to Executive pursuant to this Agreement.

(ii) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which the Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination, that could be paid without the Executive being subject to the Excise Tax.

(iii) Imposition of Payment Cap. If (A) the aggregate value of the Severance Amount, Accrued Obligations, and continuation of benefits and other amounts to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (B) the Executive would receive a greater net-after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this Section 7(d)(iii), then such amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits pursuant to the previous sentence, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that the Executive will receive in connection with the application of the Payment Cap.

8. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's costs (or cause such costs to be paid) in so asserting, including, without limitation, reasonable attorneys' fees and expenses, if the Executive is the prevailing party in such contest, as determined by the arbitrators selected pursuant to Section 10(b) hereof to resolve such contest.

9. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives, including by will or the laws of descent and distribution.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

10. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Pittsburgh, Commonwealth of Pennsylvania, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Entire Agreement. Excepting any plans, agreements or arrangements specifically referred to in this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein.

(e) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state, foreign, or local taxes or levies as shall be required to be withheld pursuant to any applicable law or regulation.

(f) Severability. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g) Effect of Agreement on Rights of Executive. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement except in circumstances relating to a Potential Change of Control as provided for herein.

(h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunder set his hand and the Company has caused this Agreement to be executed in its name on its behalf all as of the day and year first above written.

CROWN AMERICAN PROPERTIES, L.P.

By: Mark E. Pasquerilla

EXECUTIVE

[officer name]

[officer title]